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                                                           Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Radyne ComStream Inc.:

We consent to the use of our report dated March 19, 1999, except for Note 4, which is as of August 4, 1999, relating to the restated consolidated balance sheet of Radyne ComStream Inc. and subsidiaries as of December 31, 1998 and the related restated consolidated statements of operations, stockholders' capital deficiency and cash flows for the year then ended, included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                                   KPMG LLP

Phoenix, Arizona
January 21, 2000